Exhibit 10.5

THIRD AMENDMENT TO LEASE AGREEMENT

This Third Amendment to Lease Agreement (this “Amendment”) is entered into as of March 22, 2012, and is effective as of the Third Amendment Effective Date (as hereinafter defined), by and between CRANWOODS-WST, LTD., a Pennsylvania limited partnership (the “Landlord”) and WESTINGHOUSE ELECTRIC COMPANY, a Delaware limited liability company (the “Tenant”), and shall be deemed effective as of the Effective Date defined at Section 4 below.

WHEREAS, Landlord and Tenant are parties to a certain Lease Agreement dated September 2, 2009, as the same is amended by that certain First Amendment dated October 9, 2009 and that certain Second Amendment dated November 10, 2010 (collectively, the “Lease”) relating to certain premises located in Cranberry Township, Butler County, Pennsylvania (as more fully described and defined in the Lease, the “Premises”);

WHEREAS, pursuant to that certain Purchase Agreement, dated as of August 18, 2011, as amended (the “Purchase Agreement”), by and between Landlord, as seller, and THE GC NET LEASE (CRANBERRY) INVESTORS LLC (the “Purchaser”) as assignee/designee of WEC Cranberry LLC, Landlord has agreed to convey the Premises to Purchaser; in connection with which conveyance Landlord shall assign Landlord’s interest in the Lease to Purchaser;

WHEREAS, Purchaser’s obligation to acquire the Premises pursuant to the Purchase Agreement is contingent upon, inter alia, (i) Landlord procuring a guaranty of Tenant’s obligations under the Lease, all upon those terms and conditions set forth in that certain Guaranty attached hereto as Exhibit “A” (the “Guaranty”); and (ii) Tenant waiving its right of first offer to purchase the Premises;

WHEREAS, Tenant has agreed to arrange for the procurement of the Guaranty, and to affirmatively acknowledge its waiver of any right of first offer as it pertains to Purchaser’s acquisition of the Premises, in exchange for a reduction in the Base Rent payable by Tenant under the Lease during the remainder of the Initial Term thereof; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Landlord and Tenant desire to modify and amend certain terms of the Lease, all upon the following terms and conditions.

1. Preambles; Capitalized Terms. The foregoing preambles are incorporated herein as though set forth at length. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Lease. All references to the Lease herein shall include all prior amendments thereto, as well as this Amendment.

2. Base Rent. Sections 5.1(a), (b) and (c) of the of the Lease are hereby deleted and replaced with the following language:

“5.1 BASE RENT DURING INITIAL TERM.

(a) Commencing as of the Commencement Date, and continuing through the last day of the fifth (5th) Lease Year, Tenant shall pay to Landlord annual fixed minimum rent (“Base Rent”) in the amount of $24.47 per rentable square foot of the Premises, as such square footage is determined in accordance with the terms of Section 2 of this Lease;

(b) Commencing as of the first day of the sixth (6th) Lease Year, and continuing through the last day of the tenth (10th) Lease Year, Tenant shall pay to Landlord Base Rent in the amount of $25.47 per rentable square foot of the Premises; and

(c) Commencing as of the first day of the eleventh (1lth) Lease Year, and continuing through the expiration of the Initial Term, Tenant shall pay to Landlord Base Rent in the amount of $26.47 per rentable square foot of the Premises.”

3. Right of First Offer. Tenant hereby acknowledges that it has conclusively waived any and all rights exercise its right of first offer set forth at Section 45 of the Lease. As of the Effective Date, Section 45 of the Lease shall be deemed deleted and of no further force or effect, and Tenant shall have no right of first offer, of any kind or nature, to purchase the Premises or any part thereof pursuant to the Lease.

4. Effective Date of Amendment. Notwithstanding anything to the contrary set forth in this Amendment, and notwithstanding the date of the parties’ respective execution hereof, the terms and conditions set forth in this Amendment shall be deemed effective and operative only upon the date of Closing, as such term is set forth in the Purchase Agreement (the “Third Amendment Effective Date”). In the event that, during the period commencing as of the Commencement Date and ending as of the Third Amendment Effective Date, Tenant pays Base Rent in an amount greater than the Base Rent to be paid in accordance with Section 2 of this Amendment, Landlord shall reimburse all such excess amounts to Tenant as of the Closing Date.

5. Counterparts. This Amendment may be executed in any number of counterparts, and by each of the parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which shall constitute but one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile also shall deliver a manually executed counterpart of this Amendment, but the failure to deliver such manually executed counterpart shall not affect the validity, enforceability or binding effect hereof.

6. Authority. Each party has the full right, power and authority to enter into this Amendment, and has obtained all necessary consents and resolutions required under the documents governing such party’s affairs in order to consummate this transaction. The persons executing this Amendment have been duly authorized to do so and this Amendment and the Lease are binding obligations of each party, enforceable in accordance with their terms.

7. Ratification; Full Force and Effect. Landlord and Tenant hereby ratify, reaffirm, adopt, contract for and agree to be bound by all of the terms and conditions of the Lease and, except as specifically set forth by virtue of this Amendment, the terms, covenants and conditions of the Lease shall remain in full force and effect. Neither the Lease nor this Amendment may be further modified or amended, except in writing signed by both the Landlord and Tenant. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein. To the extent of any conflicts or inconsistencies between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall govern and control.

8. Provisions Binding. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(Signatures appear on the next page)

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be duly signed as of the date first above-written:

CRANWOODS-WST, LTD., a Pennsylvania limited partnership

By: TFG Investments IV, LLC, a Pennsylvania limited partnership, its sole general partner

By: JTMK-WST, Ltd., an Ohio limited partnership, its sole member

By: TFG Development, LLC, an Ohio limited liability company
its sole general partner

By:	[Illegible]
Name:
Title:

WESTINGHOUSE ELECTRIC COMPANY LLC

By:	/s/ Anthony D. Creco
Name:	Anthony D. Creco
Title:	Senior Vice President

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